Exhibit 10.2

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of February 10, 2014, is made by and between FIRST MARINER BANCORP, a Maryland corporation and a debtor and debtor in possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), and RKJS Bank, a Maryland corporation, as lender (together with its successors and assigns, the “Lender”).

PRELIMINARY STATEMENTS

1.                                           The Borrower intends to file a voluntary petition with the Bankruptcy Court on or after the date this Agreement is executed (the date of such filing being referred to herein as the “Petition Date”) initiating the Case and has continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

2.                                           The Borrower has requested that the Lender provide a delayed-draw term loan facility to the Borrower in an aggregate principal amount not to exceed the Commitment (as defined herein).

3.                                           The proceeds of the Loans (as defined herein) will be used solely in the manner set forth in Section 5.2 hereof.

4.                                           To provide security for the repayment of all obligations of the Borrower hereunder and under the other Loan Documents (as defined herein), the Borrower will provide to the Lender the following (all as more fully described herein):

(a)                                 pursuant to Section 364 (c)(1) of the Bankruptcy Code and the Order, as applicable, a Superpriority Claim in the Case having priority over any administrative claims of any entity, including, without limitation, any claims specified in or ordered pursuant to Sections 105, 326, 330, 331, 503(b), 506(c), 507, 726, 1113, 1114 or any other provisions of the Bankruptcy Code,

(b)                                 pursuant to Section 364(c)(2) of the Bankruptcy Code and the Order, a perfected first priority Lien on all unencumbered property and assets of the Borrower of any kind (other than Avoidance Actions and the proceeds therefrom), and

(c)                                  pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected Lien on the property of the Borrower as more fully described herein subject to (i) Liens for taxes not yet due and payable, and (ii) any validly attached and properly perfected unavoidable prepetition Liens on property of the Borrower (the Liens described in clauses (i) and (ii), the “Permitted Liens”).

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1                               Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition Agreement”:  the Merger and Acquisition Agreement, dated as of February 7, 2014, by and among the Lender, the Borrower and FMBank relating to the acquisition by the Lender of all the issued and outstanding shares of FMBank and certain other assets of the Borrower and its Subsidiaries, which acquisition shall be structured as a merger of the Lender with and into FMBank, and the other transactions contemplated thereby.

“Acquisition Closing”:  as defined in this Section 1.1 in the definition of Maturity Date.

“Affiliate”:  with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”:  as defined in the preamble hereto.

“Alternative Transaction”: any plan, agreement or arrangement, other than the Acquisition Agreement, or agreement to support or propose to the Bankruptcy Court any plan, agreement or arrangement, other than the Acquisition Agreement, the effect and/or results of which involve the recapitalization or acquisition of FMBank and/or Borrower by any Person other than the “Investors” (as defined in the Acquisition Agreement) through Lender.

“Alternative Transaction Order”:  as defined in this Section 1.1 in the definition of “Maturity Date.”

“Applicable Rate”:  six percent (6.00%) per annum.

“Assignee”:  as defined in Section 8.7.

“Avoidance Actions”:  claims and causes of action arising under sections 502(d), 544, 545, 547, 548, 550 or 551 of the Bankruptcy Code.

“Bank Subsidiaries”:  the Subsidiaries of FMBank.

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”:  the United States Bankruptcy Court (or, as applicable, the District Court) for the District of Maryland.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Business”:  the business currently carried on by the Borrower and its Subsidiaries.

“Business Day”:  a day that FMBank is open to the public for the conduct of banking business.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including member interests, partnership interests and joint venture interests, and any and all warrants, rights or options to purchase (or convertible into, or exchangeable for) any of the foregoing.

“Case”:  the case of the Borrower to be filed (or, currently pending, as the case may be) under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash Collateral”:  “cash collateral” as such term is defined in Section 363(a) of the Bankruptcy Code, or any successor provision.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all of the “Collateral” referred to in the Order or the other Security Documents and all of the other property and assets that are or are intended under the terms of the Order or the other Security Documents to be subject to Liens in favor of the Lender.

“Commitment”:  the obligation of the Lender to make Loans to the Borrower in an aggregate principal amount at any time outstanding of up to $2,500,000.00, as such amount may be reduced from time to time in accordance with the terms of this Agreement.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code or the regulations thereunder.

“Contemplated Transactions”:  all of the transactions among the Borrower, FMBank and the Lender contemplated by the Acquisition Agreement.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Creditors’ Committee”:  any official committee of unsecured creditors appointed in the Case.

“Debtor Relief Laws”:  the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition” or “Dispose”:  (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property of the Borrower or any of its Subsidiaries (other than FMBank) (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any Capital Stock owned by the Borrower or any of its Subsidiaries (other than FMBank), or any notes or accounts receivable or any rights and claims associated therewith, and (b) the issuance of Capital Stock by the Borrower or any of its Subsidiaries to any Person (in the case of any such Subsidiary, other than the Borrower or any of its Subsidiaries).

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Effective Date”:  as defined in Section 4.1(a).

“Environmental Laws”:  the Legal Requirements relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks containing Hazardous Materials, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Facility”:  the Commitment and the Loans made hereunder.

“First Day Orders”:  as defined in Section 4.1(d).

“FMBank”: First Mariner Bank, a Maryland chartered trust company.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Material”:  any pollutant, contaminant or toxic or hazardous substance, constituent, material or waste regulated under Environmental Laws, including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include nominal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Investment”:  as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person.

“Legal Requirement”:  any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Lender”:   as defined in the preamble hereto.

“Lien”:  means any lien, pledge, mortgage, deed of trust, hypothecation, interest, security interest, claim, lease, charge, option, right of first refusal, levy, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, tax (including foreign, federal, state and local tax), order of any Governmental Authority, encumbrance or any other restriction or limitation whatsoever of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, perfected or unperfected, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Loan(s)”:  an extension of credit by the Lender to the Borrower pursuant to Section 2.1.

“Loan Documents”:  this Agreement, the Security Documents, the Note, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation and any amendment, waiver, supplement or other modification to any of the foregoing.

“Material Adverse Change”:  any fact, circumstance, event, effect, development, occurrence or change that (1) has had, or would be reasonably likely to have, a material and adverse effect on the business, results of operations, financial condition, assets, properties, employees, liabilities (absolute, accrued, contingent or otherwise) or reserves of FMBank, excluding any change with respect to, or effect on, FMBank resulting from (i) changes in Legal Requirements, GAAP or regulatory accounting requirements, as such would apply to banks, (ii) changes after the date of this Agreement in national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity) generally affecting banks and bank holding companies, except to the extent that such change has a disproportionately adverse effect on FMBank as compared to similarly situated banks, (iii) any actions or omissions expressly required by this Agreement or that are taken at the written request of or with the prior informed written consent of FMIB in contemplation of the Contemplated Transactions, and (iv) any pre-Closing restriction or conditions imposed on FMBank as a result of regulatory agreements to which FMBank is a party as of the date of this Agreement, or (2) prevents or materially impairs the ability of either or both of the Companies to timely consummate the Contemplated Transactions.  For purposes of determining whether a Material Adverse Change has occurred based on an increase in FMBank’s classified loans or other real estate owned, such determination shall be made from the date of this Agreement.  The conditions resulting in and from the filing of the Bankruptcy Case will not be deemed to be a Material Adverse Change.

“Maturity Date”:  the date which is the earliest of (a) the date that is four (4) months from the date of the first Loan under this Agreement, provided, that, if the Lender is the winning bidder in the Sale Hearing, but there is a delay in closing the Contemplated Transactions due to the need for Governmental Approval(s), such date shall automatically be extended to the earlier of (i) the “Closing” (as defined in the Acquisition Agreement) of the Contemplated Transactions (the “Acquisition Closing”), and (ii) if under the Acquisition Agreement the Lender has the ability to terminate due to a failure or inability to obtain government approvals, the date of termination of the Acquisition Agreement by the Lender under section 8.01(b)(ii) thereof, (b) the Acquisition Closing, (c) the first Business Day following entry by the Bankruptcy Court of an order approving an Alternative Transaction (an “Alternative Transaction Order”), (d) the effective date as of which the Acquisition Agreement terminates in accordance with its terms (so long as such termination is not due to a breach thereof by the Lender), (e) the earlier of the effective date or the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a Plan of Reorganization that has been confirmed by an order of the Bankruptcy Court, (f) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents, including Section 7 hereof, and (g) the date that the Federal Deposit Insurance Corporation (or any successor thereto) is appointed receiver or conservator of FMBank.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  with respect to any Disposition by the Borrower or any of its Subsidiaries (other than FMBank), the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrower of such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith (including, without limitation, attorneys’ fees and accountants’ fees), (iii) transfer taxes paid to any taxing authorities by the Borrower or such Subsidiary in connection therewith, and (iv) income and franchise taxes to be paid in connection with such

Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case, to the extent, but only to the extent, that the amounts so deducted are (x) actually paid or required to be paid (and reserved for such purpose) to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of the Borrower or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof

“Non-Excluded Taxes”:  as defined in Section 2.7.

“Note”:  a Promissory Note in form and substance reasonably satisfactory to the Lender.

“Notice of Borrowing”:  a notice of a borrowing substantially in the form of Exhibit A.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans) the Loans, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, or otherwise.

“Order”:  an order of the Bankruptcy Court in the Case in substantially the form attached hereto as Exhibit B authorizing and approving this Credit Agreement and the other Loan Documents, which order has not been reversed, stayed, or vacated pursuant to applicable law or by an order of the Bankruptcy Court or other court of competent jurisdiction.

“Ordinary Course of Business” or “in the Ordinary Course”:  the conduct of the Business in substantially the same manner as the Business was operated on the date of this Agreement, including operations in conformance with FMBank’s practices and procedures as of such date.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”:  as defined in the preliminary statements hereto.

“Permitted Uses” as defined in Section 5.2.

“Person”:  means an individual, legal personal representative, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Petition Date”:  as defined in the preliminary statements hereto.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity (i) is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, (ii) is a sponsor, (iii) is obligated to contribute thereto, or (iv) otherwise has any liability with respect thereto.

“Plan of Reorganization”:  a plan or plans of reorganization with respect to the Case.

“Properties”:  the facilities and properties owned, leased or operated by the Borrower.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under of PBGC Reg. § 4043.

“Requirement of Law”:  as to any Person, the Bylaws and Certificate of Incorporation or other organizational or governing documents of such Person, and any Legal Requirement, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of the Borrower as an authorized signatory of any certificate or other document to be delivered hereunder.

“Sale Hearing”:  a sale hearing conducted by the Bankruptcy Court to consider the approval of the Contemplated Transactions.

“Sale Milestones”:  the following milestones with respect to the Contemplated Transactions, in each case, in a manner satisfactory to the Lender in its sole and absolute discretion:

(a)                                 the Petition Date shall have occurred no later than one Business Day after the date of the Acquisition Agreement;

(b)                                 the Borrower shall file a motion in form and substance satisfactory to the Lender in its sole and absolute discretion seeking approval of procedures for an auction (the “Auction”) with respect to the sale contemplated by the Acquisition Agreement (the “Auction Procedures Motion”) on the Petition Date;

(c)                                  a hearing of the Bankruptcy Court to approve the Auction Procedures Motion shall be held and entry of the Auction Procedures Order (as such term is defined in the Acquisition Agreement) shall occur not later than 25 days after the Petition Date;

(d)                                 the deadline for submission of qualified bids for the Auction shall occur not later than 30 days after the hearing to approve the Auction Procedures Motion is held (the “Bid Deadline”);

(e)                                  the Auction shall be held not later than 5 days after the Bid Deadline; and

(f)                                   a hearing of the Bankruptcy Court to approve the successful bid in the Auction shall be held not later than 2 Business Days after the Auction, or if there are no Qualified Bidders (as defined in the Acquisition Agreement), no later than 5 days following the Bid Deadline.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”:  as defined in the Security Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Agreement”:  that certain Superpriority Debtor-In-Possession Security Agreement dated of even date herewith by the Borrower to and for the benefit of Lender, as it may be amended, supplemented or otherwise modified from time to time.

“Security Documents”:  the collective reference to the Security Agreement, the Order, any guaranty, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”:  when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superpriority Claim”:  a claim under Section 364(c)(1) of the Bankruptcy Code against the Borrower in the Case which is an administrative expense claim having priority over any or all administrative expenses, including, without limitation, administrative expenses of the kind specified in Sections 503(b), 506(c) or 507(b) of the Bankruptcy Code.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of Maryland or any other applicable jurisdiction.

“United States”:  the United States of America.

“UST”:  the Office of the United States Trustee.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings set forth herein when such terms are used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof’, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENT

2.1                               Commitment.

(a)                                 Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to make Loans to the Borrower at any time and from time to time from the Effective Date to the Maturity Date, or until the earlier reduction of its Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Loans at any time outstanding not to exceed the amount of the Commitment.

(b)                                 Notwithstanding the foregoing:

(i)                                     The aggregate principal amount of Loans outstanding at any time to the Borrower shall not exceed the Commitment in effect at such time.

(ii)                                  The Commitment shall automatically and permanently be reduced to zero on the Maturity Date.  Within the limits set forth herein, the Borrower may borrow, prepay and repay Loans, on or after the Effective Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein; provided, however, that amounts repaid or prepaid may not be reborrowed.

2.2                               Making the Loans.

(a)                                 The Borrower shall give the Lender prior telephonic notice (immediately confirmed in writing by e-mail, in substantially the form of Exhibit A hereto (a “Notice of Borrowing”)), not later than 12:00 noon (Maryland time) on the date which is three (3) Business Days prior to the date of the proposed Loan (or such shorter period as the Lender is willing to accommodate from time to time, but in no event later than 12:00 noon (Maryland time) on the borrowing date of the proposed Loan).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the proposed Loan and line-item amounts for each of the proposed uses of the proposed Loan, (ii) the use(s) of the proposed Loan, in reasonable detail (which use(s) must be Permitted Uses) and (iii) the proposed borrowing date, which must be a Business Day.  The Lender may act without liability upon the basis of written, electronic, telecopied, or telephonic notice believed by the Lender in good faith to be from the Borrower (or from any Responsible Officer thereof designated in writing purportedly from the Borrower to the Lender).  The Borrower hereby waives the right to dispute the Lender’s record of the terms of any such telephonic Notice of Borrowing.  The Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrower until the Lender receives written notice to the contrary.  The Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)                                 Each Loan shall be made in a minimum amount of $100,000.

2.3                          Repayment of the Loans.  The Loans shall mature on the Maturity Date and shall be indefeasibly repaid in full in immediately available funds (subject to Sections 2.02 and 5.20(n) of the Acquisition Agreement) on the Maturity Date. Unless otherwise provided under this Agreement, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon (Maryland time) on the due date thereof to the Lender at the office of the Lender specified in Section 8.2 (or such other office as may be specified from time to time by the Lender by written notice to the Borrower), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

2.4                          Reduction of Commitment; Prepayments.

(a)                                 Termination; Reduction of Commitment.

(i)                   The Commitment shall terminate on the Maturity Date.

(ii)                The Borrower may, without premium or penalty, reduce the Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Loans then outstanding and (B) the aggregate principal amount of all Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.2.  Each such reduction (1) shall be in an amount which is an integral multiple of $100,000 (unless the Commitment in effect immediately prior to such reduction is less than

$100,000), (2) shall be made by providing not less than three (3) Business Days’ prior written notice to the Lender and (3) shall be irrevocable.

(iii)                               The Commitment shall automatically be reduced to the “Maximum DIP Loan Amount” (as such term is defined in the Acquisition Agreement) in accordance with the terms of the Acquisition Agreement; provided, however that if the Lender is approved at the Sale Hearing as the winning bidder with respect to the Contemplated Transaction, the Commitment shall be automatically, upon the entry of the Sale Order, increased to $2.500,000.

(iv)                              Except as provided in Section 2.4(a)(iii), once reduced, the Commitment may not be increased.

(b)                                 Optional Prepayment.  The Borrower may at any time and from time to time prepay the principal of any Loan, in whole or in part without penalty or premium.

(c)                                  Mandatory Prepayment.

(i)                                     If at any time the aggregate principal amount of all Loans exceeds the Commitment, the Borrower shall immediately prepay the Loans to the full extent of any such excess.

(ii)                                  Immediately upon any Disposition by the Borrower or any of its Subsidiaries (other than FMBank), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition.  Nothing contained in this subsection (ii) shall permit the Borrower or any of its Subsidiaries (other than FMBank) to make a Disposition of any property other than in accordance with Section 6.5.

2.5                          Interest Rates and Payment Dates.  Each Loan shall bear interest at a rate per annum equal to the Applicable Rate. All computations of interest shall be made on the basis of a 360- day year and actual days elapsed.

(a)                                 (i) On or prior to the Maturity Date, if any Event of Default shall occur, the Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (ii) after the Maturity Date, the Loans shall bear interest at a rate per annum equal to the rate then applicable to the Loans under the Facility plus 2% and (iii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans under the Facility plus 2%, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such non-payment until such amount is indefeasibly paid in full in immediately available funds (as well after as before judgment).

(b)                                 Interest shall accrue and be payable on the Maturity Date, provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.

(c)                                  Notwithstanding the foregoing, if the Lender is the winning bidder in the Sale Hearing, and subject to the occurrence of the Acquisition Closing, any interest or fees that have accrued shall be forgiven by the Lender and the Borrower shall have no obligation to make any interest payments hereunder. For the avoidance of doubt, however, interest or fees that have accrued shall not be forgiven by the Lender, and the Borrower shall have an obligation to make all interest payments hereunder in accordance with the terms hereof, including with respect to all interest and fees accrued prior to the Sale Hearing, if the Lender is not the winning bidder in the Sale Hearing or if the Lender is the winning bidder in the Sale Hearing but the Acquisition Agreement is terminated prior to the Acquisition Closing for any reason other than pursuant to Section 8.01(b)(ix) of the Acquisition Agreement.

2.6                               [Reserved].

2.7                               Taxes.

(a)                                 All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding:  (i) taxes imposed on or measured by net income and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of (x) such Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such tax or (y) such Lender having a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) U.S. withholding taxes imposed on any amount payable to a Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement, (iii) taxes that are attributable to the Lender’s failure to comply with the requirements of Section 2.7(d) of this Agreement, and (iv) taxes that are attributable to the gross negligence of Lender. If any taxes that are not described in clauses (i) through (iv) of the prior sentence (such taxes, the “Non-Excluded Taxes”) or Other Taxes are required to be deducted or withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall by way of additional interest be increased to the extent necessary to pay to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) a sum equal to the amount such Lender would have received had no such deduction of withholding been required.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(d)                                 Each Lender that is organized under the laws of:  (i) the United States shall execute and deliver to the Borrower two of more completed originals of IRS form W-9 on or prior to the Effective Date and (ii) the laws of a jurisdiction other than the United States shall execute and deliver to the Borrower two or more (as the Borrower may request) completed originals of IRS form W-8ECI, W-8BEN, or W-8IMY (and any supporting documentation requested by the Borrower), as applicable, or other applicable form, certificate or document prescribed by the United States IRS certifying as to such Lender’s entitlement to exemption from U.S. withholding taxes on or prior to becoming a Lender under this Agreement.

(e)                                  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.8                               Evidence of Indebtedness.  The Lender shall maintain an account or accounts evidencing the Obligations of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.  The entries made in such accounts. to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and the other Loan Documents.  The Lender may request that the Loans be evidenced by a Note and, in such event, the Borrower shall promptly execute and deliver a Note to the Lender.

2.9                               Priority and Liens.

(a)                                 Superpriority Claims and Liens.  The Borrower hereby covenants, represents and warrants that, upon entry of the Order, the Obligations of the Borrower to the Lender under the Loan Documents:

(i)                                     pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim of the Lender;

(ii)                                  pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrower that is not subject to Permitted Liens (other than Avoidance Actions and the proceeds therefrom); and

(iii)                               pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrower that is subject to Permitted Liens.

(b)                                 Real Property. Subject in all respects to the terms of the Order, and the priorities set forth in Section 2.9(a) above, the Borrower grants to the Lender a security interest in, and mortgage on, all of the right, title and interest of the Borrower in all real property owned by the Borrower (including leasehold interests), including the real property described on

Exhibit C attached hereto, together with all of the right, title and interest of the Borrower in and to all buildings, improvements, and fixtures related thereto (the “Real Property”), all general intangibles relating thereto and all proceeds thereof, to secure repayment of the Obligations. The Borrower acknowledges that, pursuant to the Order, the Liens in favor of the Lender on the Real Property shall be perfected without the recordation of any instruments of mortgage or assignment. The Borrower agrees that (i) upon the reasonable request of the Lender, the Borrower shall promptly enter into separate mortgages on all Real Property having a value (together with improvements thereof) of at least $250,000 in recordable form with respect to such properties on terms reasonably satisfactory to the Lender, and (ii) the Borrower shall pay any and all transfer, documentary, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the filing and/or recordation of any and all instruments of mortgage or assignment with respect to the Loans. The Borrower hereby assents to the passage of a decree for the sale of the Real Property upon the occurrence and continuation of an Event of Default.

(c)                                  Set-Off. Subject to Section 7 hereof, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final, other than payroll, trust, withholding and tax accounts) at any time held by, or on behalf of, Lender, and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower under the Loan Documents, whether or not such obligations are then due. The Lender shall notify the Borrower of such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 2.9(c) are in addition to other rights and remedies which it may have on the Maturity Date or upon the occurrence and during the continuance of any Event of Default under the Loan Documents or the Order.

(d)                                 Discharge. The Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Lender pursuant to the Order, and described in Section 2.9(a) and the Liens granted to the Lender pursuant to the Order, and the Security Documents shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

2.10                        Security.  Upon entry of the Order, as security for the prompt payment and performance of all Secured Obligations of the Borrower, the Borrower has granted, in accordance with the provisions hereof, the Security Documents applicable to the Borrower and the Order, to the Lender a security interest in all of its right, title and interest in and to all of the Collateral.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

3.1                               Continued Compliance with the Acquisition Agreement.  Each of the representations and warranties made by the Borrower and FMBank in or pursuant to the Acquisition Agreement is true and correct in all respects (in the case of any representation or warranty that is subject to a materiality or Material Adverse Change qualifier) or in all material respects (in the case of any representation or warranty that is not subject to a materiality or Material Adverse Change qualifier), and Borrower and FMBank have performed and complied with all of their obligations and agreements under the Acquisition Agreement in all respects (in the case of any representation or warranty that is subject to a materiality or Material Adverse Change qualifier) or in all material respects (in the case of any representation or warranty that is not subject to a materiality or Material Adverse Change qualifier).

3.2                               No Legal Bar. Subject to the entry of the Order (which shall have occurred prior to the making of the Loan), the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

3.3                               No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 3.3.

3.4                               Federal Regulations. No part of the proceeds of the Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.5                               Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness, except for any such limitations that are otherwise generally applicable to bank holding companies.

3.6                               Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

3.7                               Financial Statements; No Material Adverse Change.

(a)                                 The Borrower has furnished or made available to the Lender true and complete copies of the consolidated financial statements of the Borrower and its Subsidiaries for the periods ending December 31, 2012, December 31, 2011 and September 30, 2013 (the “Financial Statements”).  The Financial Statements (i) fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries as of the respective dates and the results of their respective operations for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis, and (ii) do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein.

(b)                                 There is no fact known to the Borrower that could reasonably be expected to result in a Material Adverse Change that has not been expressly disclosed in the Acquisition Agreement, in this Agreement, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.8                               Ownership Of Property; Liens; Investments.

(a)                                 The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the Ordinary Course of Business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b)                                 The property of the Borrower is not subject to any Liens, other than Liens permitted by Section 6.1.

3.9                               Secured Superpriority Obligations. On and after the Effective Date and the entry of the Order, the Order and the Loan Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.9 of this Agreement and the Order.  From and after entry of the Order, the Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of the Lender.

SECTION 4.  CONDITIONS PRECEDENT

4.1                               Conditions to Effective Date.  This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to the Lender in its sole and absolute discretion:

(a)                                 The Lender shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated on or prior to the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) each in form and substance satisfactory to the Lender and in such number of copies as may be requested by the Lender:

(i)                                     duly executed counterparts of this Agreement;

(ii)                                  the Security Agreement, duly executed by the Borrower;

(iii)                               such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)                              such documents and duly executed certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing and in good standing in the jurisdiction where it is formed;

(v)                                 a certificate signed by a Responsible Officer of the Borrower certifying, as of the Effective Date, that since the Petition Date there has been no change, event, circumstance or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

(b)                                 All Governmental Approvals and all third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; all applicable governmental filings shall have been made and all applicable waiting periods in connection with the transactions contemplated hereby shall have expired without, in either case, any action being taken by any Governmental Authority, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(c)                                  The Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.

(d)                                 All of the “first day motions” and related orders submitted on or about the date of the commencement of the Case shall be in form and substance reasonably satisfactory to the Lender and the Borrower and, as entered, shall not deviate from the form thereof approved by the Lender in any material respect which is adverse to the interests of the Lender (such orders hereinafter being referred to as “First Day Orders”; it being understood and agreed that notwithstanding anything herein to the contrary, the relief sought in all such First Day Orders approved by the Lender shall be permitted herein and the consent of the Lender to such relief therein shall be deemed to have been obtained).

(e)                                  The Sale Motion (as defined in the Acquisition Agreement) and the related exhibits (including the Sale Order, as defined in the Acquisition Agreement) shall be in form and substance acceptable to the Lender in its sole discretion.

(f)                                   The Lender shall have received, at least one Business Day prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(g)                                  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all respects (subject to any qualification provided therein) or in all material respects (in the case of any representation or warranty not otherwise qualified) on and as of such date as if made on and as of such date.

(h)                                 No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(i)                                     All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Lender, and the Lender shall have received all such agreements, instruments, approvals, opinions, and other documents, each in form and substance satisfactory to the Lender, as the Lender may reasonably request.

4.2                               Conditions Precedent to All Loans.  The obligation of the Lender to make any Loan on or after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a)                                 The Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.

(b)                                 Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all respects (subject to any qualification provided therein) or in all material respects (in the case of any representation or warranty not otherwise qualified) on and as of such date as if made on and as of such date.

(c)                                  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)                                 The Lender shall have received a Notice of Borrowing pursuant to Section 2.2 hereof.

SECTION 5.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or Obligations or other amounts are owing to the Lender hereunder or under the other Loan Documents, the Borrower shall:

5.1                               Further Assurances.  At any time or from time to time upon the request of the Lender, at the expense of the Borrower, promptly execute, acknowledge and deliver such additional instruments, certificates or documents, and do all such other acts and things as the Lender may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, of providing for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization (to the extent the Borrower is permitted by applicable law to do so). The Borrower shall fully preserve or cause to be fully preserved the Liens granted by the Security Documents.

5.2                               Use Of Proceeds. Use the proceeds of the Loans to pay the Borrower’s reasonable and documented out-of-pocket third party fees and expenses actually incurred in connection with the Contemplated Transactions and the Case, including without limitation professional fees and expenses of the Borrower and other court-approved professionals in the Chapter 11 Case (as may be subject to approval by the Bankruptcy Court), and fees and expenses of the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) (collectively, the “Permitted Uses”).

5.3                               Preservation Of Existence; Business, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks; and (d) maintain and operate its business in substantially the manner in which it is presently conducted and operated, and in compliance with all covenants of the Borrower set forth in the Acquisition Agreement.

5.4                               Financial Information; Default Notices.  Deliver to the Lender, in form satisfactory to the Lender:

(a)                                 as soon as reasonably practicable after request by the Lender, such consolidated balance sheets of the Borrower and its Subsidiaries, related consolidated statements of income or operations, shareholders’ equity, and cash flows, cash balance reports, Reports of Condition and Income of FMBank and its Subsidiaries, or any other financial reports as reasonably requested by the Lender; and

(b)                                 promptly (and in any event within two Business Days) provide written notice to the Lender of the occurrence of any Default or Event of Default, describing the nature of such Default or Event of Default and any remedial actions being taken with respect thereto.

5.5                               Sale Milestones.  The Borrower and its Subsidiaries shall comply with and achieve the Sale Milestones.

SECTION 6.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or other Obligations or other amounts are owing to the Lender hereunder or under any other Loan Document, the Borrower shall not, directly or indirectly:

6.1                               Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)                                 Liens pursuant to any Loan Document and the Order;

(b)                                 Permitted Liens, provided that in the case of taxes not yet due and payable, only if such taxes are being contested in good faith and by appropriate proceedings diligently conducted, and only if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)                                  pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and

(d)                                 deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred or arising in the Ordinary Course of Business.

6.2                               Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents; and

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 6.2.

6.3                               Investments. Make or hold any Investments, except:

(a)                                 Investments held by the Borrower in the form of cash or cash equivalents;

(b)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(c)                                  Investments existing on the date hereof.

6.4                               Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, other than the Contemplated Transactions.

6.5                               Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property or property no longer used or useful in the Business of the Borrower, whether now or hereafter owned or leased, in the Ordinary Course of Business of such Person;

(b)                                 Dispositions of inventory in the Ordinary Course of Business;

(c)                                  Dispositions of equipment, software or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(d)                                 the marketing for sale and the sale of the capital stock of FMBank in accordance with the Acquisition Agreement, the Auction Procedures Order, and the transactions contemplated thereby.

6.6                               Change In Nature Of Business.  Engage in any line of business different from those lines of business conducted by the Borrower on the date hereof.

6.7                               Transactions With Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement.

6.8                               Accounting Changes.  Make any change in (i) accounting policies or reporting practices in a manner that could materially affect the results of computation of any financial ratio or data for a given reporting period, except (x) as required by generally accepted accounting principles, (y) as required for compliance with the Sarbanes-Oxley Act or (z) as pre-approved by the Lender, or (ii) fiscal year.

6.9                               Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture.

6.10                        Speculative Transactions.  Engage in any transaction involving any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including caps and collars with respect to interest rates, currency exchange rates or commodity prices) or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the Ordinary Course of Business.

6.11                        Formation Of Subsidiaries. Organize or invest in any new Subsidiary.

6.12                        Administrative Priority; Lien Priority; Payment.

(a)                                 At any time, suffer to exist a priority for any administrative expense, secured claim or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever), including without limitation any administrative expense of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 or 1114 of the Bankruptcy Code equal or superior to the priority of the Lender in respect of the Obligations.

(b)                                 At any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Lender in respect of the Collateral, except for Permitted Liens.

(c)                                  Prior to the date on which the Obligations have been paid in full in cash, pay any administrative expense claims except (i) Obligations due and payable hereunder, and (ii) other administrative expense and professional claims incurred in the ordinary course of the business of the Borrower or the Case.

SECTION 7.  EVENTS OF DEFAULT

7.1                               Events of Default. If any of the following events shall occur and be continuing:

(a)                                 the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within two Business Days after any such interest or other amount becomes due in accordance with the terms hereof, or the Borrower shall use the proceeds of any Loan for purposes other than as described in the corresponding Notice of Borrowing; or

(b)                                 any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any respect (subject to any qualification provided therein) or in any material respect (in the case of any representation or warranty not otherwise qualified) on or as of the date made or deemed made; or

(c)                                  the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.9 or 2.10, Section 5 or Section 6; or

(d)                                 the Borrower shall Default in the observance or performance of any other provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such Default shall continue unremedied for a period of three (3) Business Days after notice to the Borrower from the Lender; or

(e)                                  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to result in a Material Adverse Change; or

(f)                                   one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within five (5) Business Days from the entry thereof; or

(g)                                  any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall file a proceeding or take any other action to revoke or invalidate the Security Documents without the express written consent of the Lender, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(h)                                 an order (which has not been stayed) with respect to the Case shall be entered by the Bankruptcy Court appointing, or the Borrower shall file an application for an order with respect to the Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(i)                                     an order with respect to the Case shall be entered by the Bankruptcy Court converting the Case to a Chapter 7 case or the Borrower shall file a motion or not oppose a motion seeking such relief, unless such motion is consented to by the Lender; or

(j)                                    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral of the Borrower which has a value in excess of $100,000 in the aggregate or permits any third party to commence or continue any litigation against the Borrower involving a potential liability not covered by insurance in excess of $100,000 in the aggregate; or

(k)                                 an order shall be entered by any court, tribunal, or governmental authority or agency, or the Borrower shall apply for authority, to revoke, reverse, stay, modify, supplement or amend the Order without the express prior written consent of the Lender; or

(l)                                     an order with respect to the Case shall be entered by the Bankruptcy Court without the express prior written consent of the Lender (i) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower equal or superior to the priority of the Lender in respect of the Obligations, except for allowed administrative expenses to the extent set forth in the Order, or (ii) to grant or permit the grant of a Lien on the Collateral, other than a Permitted Lien or any Lien in favor of the Lender; or

(m)                             the Borrower shall make any payment of principal or interest or otherwise on account of any prepetition Indebtedness or trade payable (excluding payments effected by a setoff of obligations as permitted by Section 553 of the Bankruptcy Code) in excess of $10,000 without the express prior written consent of the Lender and the approval of the Bankruptcy Court other than as provided for in any First Day Orders; or

(n)                                 the Borrower shall file a motion in the Case (i) to use Cash Collateral of the Lender under Section 363(c) of the Bankruptcy Code without the express prior written consent of the Lender (it being understood and agreed that the Lender consents to the proposed use of Cash Collateral on the terms and conditions set forth in the form of Order attached hereto), (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Lender or its rights and remedies hereunder or under any of the other Loan Documents or the Lender’s interest (as lender under the Loan Documents) in any of the Collateral; or

(o)                                 an order shall be entered by the Bankruptcy Court dismissing the Case which does not contain a provision for termination of the Commitment, and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents upon entry thereof;

(p)                                 the Borrower shall fail to comply with the Order in any respect;

(q)                                 the Acquisition Agreement shall have terminated in accordance with its terms (other than as a result of a breach by the Lender); or

(r)                                    by not later than the first Business Day following entry by the Bankruptcy Court of an Alternative Transaction Order, the Borrower shall fail to indefeasibly pay in full to Lender all Obligations, including, without limitation, the outstanding principal, interest, and other obligations of the Borrower under this Agreement;

then, (i) in the case of an Event of Default under any of Sections 7.1(b) through 7.1(q) hereof, Lender may, by five (5) Business Days’ prior written notice to the Borrower (with a copy to counsel for the Borrower, counsel for the Creditors’ Committee, the UST and the Bankruptcy Court), declare the Loans (with accrued interest thereon) and all other amounts owing under this

Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable in full and the Commitment terminated, and (ii) in the case of an Event of Default under Section 7.1(a) or (r) hereof, the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents, shall immediately become due and payable in full without need for notice or demand and the Commitment shall terminate.  Without limiting the foregoing, immediately upon the earlier of entry of an Alternative Transaction Order or any termination of the Acquisition Agreement, the Commitment shall terminate.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Lender shall not foreclose on Collateral consisting of Capital Stock of FMBank without the prior consent of the Board of Governors of the Federal Reserve System.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.  Notwithstanding the foregoing, any Event of Default under clause (m) above may be cured through the return to the Borrower, within five days following notice from the Lender of such Event of Default, of all sums paid which constitute or caused an Event of Default under clause (m) above. Upon the return of all such sums, the Borrower shall provide notice thereof to the Lender, along with such other evidence the Lender may reasonably require to confirm that such payment has been made to the Borrower, and upon delivery of such items such Event of Default shall then be cured and cease to be in effect or continuing.

7.2                               Application of Proceeds.  If an Event of Default shall have occurred and be continuing, the Lender may at any time apply (a) all payments received by the Lender under the Loan Documents, whether from the Borrower or otherwise and (b) all or any part of proceeds constituting Collateral received by the Lender, in payment of the Obligations in the following order:

(a)                                 first, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Lender thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with Section 8.5 and the other terms of this Agreement and the Loan Documents;

(b)                                 second, thereafter, to the payment of all other Obligations; and

(c)                                  third, thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 8.  MISCELLANEOUS

8.1                               Amendments and Waivers.  No amendment, supplement, modification or waiver of any of the provisions of this Agreement or any other Loan Document shall be deemed to be made unless the same shall be in writing signed on behalf of the Borrower and the Lender and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lender and all future holders of the Loan. In the case of any waiver, each of the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

8.2                               Notices.  Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

Borrower:                                                                                          First Mariner Bancorp

1501 S. Clinton Street,
Baltimore, MD 21224

Attention:  Mark A. Keidel

Joseph Howard

Telephone:  410-558-4281

Facsimile:  443-573-4912

Electronic Mail:	MKEIDEL@1stMarinerBank.com
JHOWARD@1stMarinerBank.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036

Attention:  Robert T. Schmidt

Joshua K. Brody

Telephone: 212-715-9100

Facsimile:  212-715-8100

Electronic Mail:	rschmidt@kramerlevin.com
jbrody@kramerlevin.com

Lender:                                                                                                      RKJS Bank

12997 Jerome Jay Drive

Cockeysville, MD  21030

Attention:  Robert D. Kunisch, Jr.

Telephone:  410-241-0839

Electronic Mail:  kunisch@comcast.net

With a copy to:

Venable LLP

750 E. Pratt Street. Suite 900

Baltimore, MD  21202

Attention:  Michael D. Schiffer, Esq.

Telephone: 410-244-7546

Facsimile:  410-244-7742

Electronic Mail:   mschiffer@venable.com

provided that any notice, request or demand to or upon the Lender shall not be effective until received. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.

8.3                               No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4                               Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

8.5                               Payment of Fees and Expenses; and Indemnification.

(a)                                 In the event that an Alternative Transaction is consummated or this Bankruptcy Court enters an Alternative Transaction Order, on the Maturity Date, the Borrower shall reimburse the Lender for its reasonable documented costs, fees (including reasonable attorneys’ fees), charges, and expenses incurred in connection with the Loans, whether incurred prepetition or postpetition (collectively, the “Fees and Expenses”).  The obligation to pay the Fees and Expenses shall not reduce or otherwise affect the amount of the Commitment available to the Borrower.  In connection with the Fees and Expenses, no later than seven (7) calendar prior to the hearing to approve the Alternative Transaction Order (the “Sale Hearing”), the Lender shall transmit (subject to confidentiality and applicable claims of privilege) summary invoices of the Fees and Expenses to the Borrower, the counsel to any Committee and the United States Trustee, each of whom shall have four (4) calendar days from receipt thereof to review and object to such invoices.  In the event of an objection, the parties shall confer with one another and attempt to reach agreement regarding the payment to be made.  If agreement cannot be reached between the parties, the objecting party shall reasonably promptly submit to the Bankruptcy Court a written objection setting forth the precise nature of the objection and the monetary amount at issue, which objection shall be heard and determined by the Bankruptcy Court at the Sale Hearing.  Absent a written objection to any summary invoice, the Lender’s Fees and Expenses reflected in the applicable invoice shall not be subject to Bankruptcy Court approval and shall be paid in the amount reflected on such invoices.  If there is a timely objection, the Lender will get paid such Fees and Expenses that are agreed to by the parties or are approved by the Bankruptcy Court. The Lender shall not be required to file any interim or final fee application(s) with the Bankruptcy Court, provided, that the Bankruptcy Court shall have jurisdiction to determine any disputes concerning the Lender’s summary invoices.  Notwithstanding anything to the contrary contained herein, in the event that closing of the Contemplated Transactions occurs, including the merger as set forth in the Acquisition Agreement, the Borrower shall have no obligation to reimburse the Lender for the Fees and Expenses.

(b)                                 In the event it is necessary for Lender to file a motion or adversary proceeding to seek the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or defend any challenge to Lender’s claims or Liens, the Borrower will (i) pay or reimburse the Lender for all its reasonable documented costs and expenses incurred in connection with such motion or adversary proceeding, including the reasonable fees and disbursements of counsel to the Lender and (ii) pay, indemnify, and hold the Lender, and the officers, directors, trustees, employees, agents, advisors and Affiliates of the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the enforcement of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower or any other Person), including any of the foregoing relating to the use of proceeds of the Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 8.5 shall survive repayment of the Loan and all other amounts payable hereunder.

8.6                               Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, or otherwise avoided and recovered by the Borrower, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and any Lien corresponding thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.7                               Successors and Assigns; Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (x) without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) or (y) to any Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code and (ii) the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement with notice to the Borrower. The Borrower shall maintain a register containing the name and address of each Lender and Assignee under this Agreement and its interest in the Loans and the amounts of the Obligations of the Borrower owing to such Person.

8.8                               Set-off.  In addition to any rights and remedies of the Lender provided by applicable Legal Requirements and/or the Acquisition Agreement, the Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Legal Requirements, upon any amount becoming due and payable by the Borrower hereunder (whether at the Maturity Date or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by, or on behalf of, the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrower, as the case may be. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender or any Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.9                               Conflicts Between this Agreement and the Order. To the extent any term or provision of this Agreement conflicts or is inconsistent with any term of the Order, the terms of the Order shall control and govern.

8.10                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

8.11                        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Legal Requirements, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

8.12                        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.13                        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

8.14                        Submission To Jurisdiction; Waivers.

(a)                                 SUBMISSION TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN TO THE NONEXCLUSIVE JURISDICTION OF ANY MARYLAND STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN BALTIMORE, MARYLAND, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, ANY SUCH MARYLAND STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL

AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b)                                 WAIVER OF VENUE.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY MARYLAND STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  SERVICE OF PROCESS.  THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.15                        Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 the Lender does not have a fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

8.16                        Releases of Liens.  At such time as the Loans and the other Obligations under the Loan Documents shall have been indefeasibly paid in full in immediately available funds and the Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents and the Order, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lender and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

8.17                        WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18                        Regulatory.  The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with applicable Legal Requirements.

[Signature page Follows]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

BORROWER:

FIRST MARINER BANCORP,

a Maryland corporation

By:	/s/ Mark A. Keidel	(SEAL)
Name:	Mark A. Keidel
Title:	Interim Chief Executive Officer

[NOTARY ACKNOWLEDGEMENT]

LENDER:

RKJS Bank,

a Maryland chartered trust company

By:	/s/ Robert D. Kunisch, Jr.	(SEAL)
Name:	Robert D. Kunisch, Jr.
Title:	President, Chief Operating Officer and Secretary

[NOTARY ACKNOWLEDGEMENT]